UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

Commission File Number: 000-50768

ACADIA Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

06-1376651

(IRS Employer Identification No.)

3911 Sorrento Valley Blvd, San Diego, California 92121

(Address of principal executive offices)

(858) 558-2871

(Registrant’s Telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 12, 2012, ACADIA Pharmaceuticals Inc., a Delaware corporation (“ACADIA”), entered into a Securities Purchase Agreement with the purchasers set forth on Exhibit A thereto (the “Securities Purchase Agreement”), pursuant to which ACADIA sold, on December 17, 2012, for an aggregate price of $84.2 million, 19 million shares of its common stock (the “Shares”) and, for an aggregate price of $2.2 million, warrants to purchase 500,000 shares of its common stock (the “Warrants” and, together with the Shares, the “Securities”) with an exercise price of $0.01 per share (the “Private Placement”). The Warrants become exercisable six months after the closing of the Private Placement and expire seven years after the closing of the Private Placement, unless earlier terminated. The Warrants may be exercised for cash or, if the fair market value of ACADIA’s common stock is greater than the per share exercise price, by surrender of a portion of such Warrant in a cashless exercise. The shares of ACADIA’s common stock issuable upon exercise of the Warrants are referred to as the “Warrant Shares.” The Warrants may not be exercised if the holder’s ownership of shares of ACADIA common stock would exceed 19.99% following such exercise.

Under the terms of the Securities Purchase Agreement, ACADIA has agreed to file, within 30 days after the closing of the Private Placement, a registration statement with the Securities and Exchange Commission to register for resale the Shares and the Warrant Shares, which registration statement is required under the Securities Purchase Agreement to become effective no later than 120 days following the closing. ACADIA will be required to pay liquidated damages of 1.5% of the aggregate purchase price of the Securities per month (up to a cap of 10%) if it does not meet certain obligations with respect to the registration of the Shares and the Warrant Shares.

The foregoing is a summary of the terms of the Securities Purchase Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 3.02.	Unregistered Sales of Equity Securities

On December 17, 2012, ACADIA completed a private placement of the Shares and Warrants. Pursuant to the terms of the Securities Purchase Agreement, ACADIA sold 19 million shares of its common stock at $4.43 per share and warrants to purchase 500,000 shares of its common stock at a price of $4.42 per warrant. The Warrants have an exercise price of $0.01 per share. The Securities Purchase Agreement, including the form of Warrant and other exhibits thereto, is attached hereto as Exhibit 99.1, and incorporated herein by reference.

The aggregate offering price of the Securities was approximately $86.4 million and the aggregate placement agent commissions were approximately $5.2 million. Jefferies & Company, Inc. and Cowen and Company, LLC acted as joint lead placement agents and JMP Securities LLC acted as co-placement agent in the Private Placement.

The Shares and the Warrants to be issued to the purchasers have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. ACADIA relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and the rules and regulations promulgated thereunder. Each of the purchasers represented that it was acquiring the Shares and the Warrants for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

As described in Item 1.01 of this current report, which is incorporated by reference into this Item 3.02, ACADIA has agreed to file a registration statement for the resale of the Shares and the Warrant Shares. The Shares, the Warrant Shares and the Warrants may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws. Neither this current report nor the exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of ACADIA.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Securities Purchase Agreement dated December 12, 2012

Forward-Looking Statements

Certain statements in this report that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements relating to the filing of a registration statement pursuant to the Securities Purchase Agreement and future obligations of the parties to the Securities Purchase Agreement. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those stated in any such statements due to various factors, some of which are discussed in ACADIA’s annual report on Form 10-K for the year ended December 31, 2011 as well as other subsequent filings with the Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA Pharmaceuticals Inc.

Date: December 17, 2012	By:	/s/ Glenn F. Baity
Name: Glenn F. Baity
Title: Vice President & General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Securities Purchase Agreement dated December 12, 2012